                                                                   EXHIBIT 10.19

                       LETTER OF CREDIT FACILITY AGREEMENT

                           DATED AS OF JANUARY 8, 2004

                                      AMONG

                              INTERMET CORPORATION,

                           THE LENDERS LISTED HEREIN,

                                       AND

                             THE BANK OF NOVA SCOTIA

                       AS ADMINISTRATIVE AGENT AND ISSUER

                                TABLE OF CONTENTS

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
                                                                                        PAGE

ARTICLE I.     DEFINITIONS; CONSTRUCTION............................................      1

    Section 1.01.  Definitions......................................................      1

    Section 1.02.  Accounting Terms and Determination...............................      6

    Section 1.03.  Other Definitional Terms.........................................      6

    Section 1.04.  Exhibits and Schedules...........................................      6

ARTICLE II.    LETTERS OF CREDIT....................................................      6

    Section 2.01.  Letters of Credit................................................      6

    Section 2.02.  Notice of Issuance of Letter of Credit; Agreement to Issue.......      7

    Section 2.03.  Payment of Amounts drawn under Letters of Credit.................      7

    Section 2.04.  Payment by Lenders...............................................      8

    Section 2.05.  Cash Collateral..................................................      9

    Section 2.06.  Letter of Credit Obligations Absolute............................      9

    Section 2.07.  Existing Letters of Credit.......................................     10

ARTICLE III.   GENERAL LETTER OF CREDIT TERMS.......................................     11

    Section 3.01.  Notices of Outstanding Letters of Credit.........................     11

    Section 3.02.  Fees.............................................................     11

    Section 3.03.  Reduction of Commitment Amount...................................     11

    Section 3.04.  Interest Provisions..............................................     12

    Section 3.05.  Payments, Computations, Taxes....................................     12

    Section 3.06.  Illegality.......................................................     14

    Section 3.07.  Increased Costs..................................................     14

    Section 3.08.  Lending Offices..................................................     15

    Section 3.09.  Apportionment of Payments........................................     15

    Section 3.10.  Sharing of Payments, Etc.........................................     15

    Section 3.11.  Limitation on Certain Payment Obligations........................     16

    Section 3.12.  Failure to Maintain Minimum Required Rating......................     16

ARTICLE IV.    CONDITIONS TO LETTERS OF CREDIT /EFFECTIVE DATE......................     17

    Section 4.01.  Conditions Precedent to Effective Date...........................     17

    Section 4.02.  Conditions to All Letters of Credit..............................     19

ARTICLE V.     REPRESENTATIONS AND WARRANTIES.......................................     20
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                                       -i-
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                                TABLE OF CONTENTS
                                   (continued)

                                                                                        PAGE

    Section 5.01.  Incorporated Representations and Warranties......................     20

ARTICLE VI.    COVENANTS............................................................     20

    Section 6.01.  Incorporated Covenants...........................................     20

ARTICLE VII.   EVENTS OF DEFAULT....................................................     21

    Section 7.01.  Payments.........................................................     21

    Section 7.02.  Cash Collateral Account..........................................     21

    Section 7.03.  Representations..................................................     21

    Section 7.04.  Credit Agreement.................................................     21

    Section 7.05.  Incorporated Events of Default...................................     21

ARTICLE VIII.  THE ADMINISTRATIVE AGENT.............................................     23

    Section 8.01.  Appointment of Administrative Agent..............................     23

    Section 8.02.  Authorization of Administrative Agent with Respect to the
                   Cash Collateral..................................................     23

    Section 8.03.  Nature of Duties of Administrative Agent.........................     24

    Section 8.04.  Lack of Reliance on the Administrative Agent.....................     24

    Section 8.05.  Certain Rights of the Administrative Agent.......................     24

    Section 8.06.  Reliance by Administrative Agent.................................     24

    Section 8.07.  Indemnification of Administrative Agent..........................     25

    Section 8.08.  Letters of Credit Issued by the Administrative Agent or the
                   Issuer...........................................................     25

    Section 8.09.  Successor Administrative Agent...................................     26

    Section 8.10.  Exculpation......................................................     26

    Section 8.11.  Defaults.........................................................     26

ARTICLE IX.    MISCELLANEOUS........................................................     27

    Section 9.01.  Notices..........................................................     27

    Section 9.02.  Amendments, Etc..................................................     27

    Section 9.03.  No Waiver; Remedies Cumulative...................................     28

    Section 9.04.  Payment of Expenses, Etc.........................................     28

    Section 9.05.  Right of Setoff..................................................     29

    Section 9.06.  Benefit of Agreement.............................................     30
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                                      -ii-
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                                TABLE OF CONTENTS
                                   (continued)

                                                                                        PAGE

    Section 9.07.  Governing Law; Submission to Jurisdiction; Waiver of Jury
                   Trial............................................................     32

    Section 9.08.  Independent Nature of Lenders' Rights............................     33

    Section 9.09.  Counterparts.....................................................     33

    Section 9.10.  Survival.........................................................     34

    Section 9.11.  Severability.....................................................     34

    Section 9.12.  Independence of Covenants........................................     34

    Section 9.13.  Change in Accounting Principles, Fiscal Year or Tax Laws.........     34

    Section 9.14.  Headings Descriptive; Entire Agreement...........................     34

    Section 9.15.  Confidentiality..................................................     35
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                                      -iii-

SCHEDULES

Schedule 1         Commitments / Percentages
Schedule 1.01      Pricing Schedule
Schedule 1.02      Existing Letters of Credit
Schedule 9.01      Notice Information

EXHIBITS

Exhibit A          -  Form of Letter of Credit Application
Exhibit B          -  Form of Notice of Outstanding Letters of Credit
Exhibit C          -  Form of Closing Certificate
Exhibit D          -  Form of Compliance Certificate
Exhibit E          -  Form of Cash Collateral Agreement
Exhibit F          -  Form of Assignment and Acceptance
Exhibit G          -  Form of Exiting Lender Acknowledgment
Exhibit H-1-A      -  Form of Opinion of Foley & Lardner
Exhibit H-1-B      -  Form of Opinion of Alan J. Miller, Esq.
Exhibit H-2        -  Form of Opinion of Troutman Sanders LLP
Exhibit H-3        -  Form of Opinion of Mayer, Brown, Rowe & Maw LLP

                       LETTER OF CREDIT FACILITY AGREEMENT

      THIS LETTER OF CREDIT FACILITY AGREEMENT made and entered into as of January 8, 2004, by and among INTERMET CORPORATION, a Georgia corporation (the "Company"), THE BANK OF NOVA SCOTIA, a Canadian chartered bank ("Scotia Capital"), acting through its Atlanta Agency, the other banks and lending institutions listed on the signature pages hereof, and any assignees of Scotia Capital, or such other banks and lending institutions which become "Lenders" as provided herein (Scotia Capital, and such other banks, lending institutions, and assignees referred to collectively herein as the "Lenders") and Scotia Capital in its capacities as administrative agent for the Lenders and each successor agent for such Lenders as may be appointed from time to time pursuant to Article IX hereof (the "Administrative Agent") and as the Issuer.

      WHEREAS, the Company has requested that the Lenders, the Issuer and the Administrative Agent enter into this Agreement pursuant to which the Existing Letters of Credit shall be deemed to be Letters of Credit outstanding hereunder and that additional Letters of Credit be issued at the request of the Company, in each case on the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company, the Lenders, the Administrative Agent and the Issuer agree as follows:

                                   ARTICLE I.

                            DEFINITIONS; CONSTRUCTION

            Section 1.01. DEFINITIONS. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

      "Administrative Agent" shall have the meaning set forth in the preamble.

      "Agreement" shall mean this Letter of Credit Facility Agreement, as amended, modified, restated, or supplemented from time to time.

      "Applicable Facility Fee Percentage" shall mean 0.625%, provided that if the Company fails to deliver its financial statements for any preceding Fiscal Quarter pursuant to Section 6.07 of the Credit Agreement (as incorporated herein) prior to the 60th day of the then-current Fiscal Quarter, the Applicable Facility Fee Percentage shall be 1.250% until such financial statements are delivered.

      "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee in accordance with the terms of this Agreement and substantially in the form of Exhibit F.

      "Base Rate" shall mean the higher of (with any change in the Base Rate to be effective as of the date of change of either of the following rates):

            (a) the rate of interest then most recently established by the Administrative Agent in New York from time to time to be its base rate for Dollars loaned in the United States, as in effect from time to time, and

            (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum.

The Administrative Agent's base rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers; the Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent's base rate.

      "Base Rate Margin" shall mean (a) prior to the Rate Lock Date, 2.500% and
(b) from and after the Rate Lock Date, the percentage determined from time to time according to the Pricing Schedule based on the Company's ratio of Funded Debt to Consolidated EBITDA as of the end of each Fiscal Quarter, with any change to the Base Rate Margin to be immediately effective on the 60th day of the next Fiscal Quarter thereafter, provided that if the Company fails to deliver its financial statements for any preceding Fiscal Quarter pursuant to
Section 6.07 of the Credit Agreement (as incorporated herein) prior to the 60th day of the then-current Fiscal Quarter, the Base Rate Margin shall be 2.750% until such financial statements are delivered.

      "Cash Collateral Account" shall mean the cash collateral account maintained by the Administrative Agent pursuant to the Cash Collateral Agreement.

      "Cash Collateral Agreement" shall mean the Cash Collateral Agreement, dated as of even date herewith, among the Company, the Administrative Agent (for the benefit of the Lenders) and The Bank of Nova Scotia Trust Company of New York, as securities intermediary, substantially the form attached hereto as Exhibit E, as the same may be amended, restated or supplemented from time to time.

      "Collateral" shall have the meaning provided in the Cash Collateral Agreement.

      "Commitment" shall mean the Issuer's obligation to issue, and the other Lenders' obligation to risk participate in, Letters of Credit pursuant to
Section 2.01.

      "Commitment Amount" shall mean, on any date, $35,690,411, as such amount may be reduced from time to time pursuant to Section 3.03, or any amendment thereof pursuant to Section 9.02.

      "Commitment Termination Event" shall mean (a) the occurrence of any Event of Default with respect to the Company described in Section 8.07 of the Credit Agreement (as incorporated herein); (b) any termination of the Revolving Loan Commitments (as defined in the Credit Agreement); or (c) the occurrence and continuance of any other Event of Default and the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company that the Commitments have been terminated.

      "Compliance Certificate" shall mean a certificate substantially in the form of Exhibit D attached hereto.

      "Company" shall have the meaning set forth in the preamble.

      "Credit Agreement" shall mean the $210,000,000 First Amended and Restated Credit Agreement dated as of January 8, 2004 among Company, certain banks and lending institutions and Scotia Capital, as administrative agent. Except as otherwise expressly set forth herein, all references herein to the Credit Agreement shall only refer to such agreement as of the date hereof, and no amendment, waiver or modification thereto shall be effective with respect to this Agreement unless the Required Lenders, Super-Majority Lenders or all the Lenders, as required by Section 9.02, have actually consented in writing to any subsequent modification or amendment to the Credit Agreement and such writing specifically refers to this Agreement. In the event the Credit Agreement expires or is terminated during the term of this Agreement, then notwithstanding such expiration or termination, all references herein to the Credit Agreement shall mean such agreement as of the date hereof, unless the Required Lenders, Super-Majority Lenders or all the Lenders, as required by Section 9.02, have actually consented in writing to any subsequent modification or amendment to the Credit Agreement.

      "Credit Documents" shall mean, collectively, this Agreement, the Letters of Credit, the Cash Collateral Agreement and each other relevant agreement, document or instrument delivered in connection therewith; provided, that "Credit Documents" shall not include the Credit Agreement or the term "Credit Documents" as defined in the Credit Agreement.

      "Default" shall mean any condition, occurrence or event which, with notice or lapse of time or both, would constitute an Event of Default.

      "Disbursement Date" shall have the meaning set forth in Section 2.03(a).

      "Dollar" and "U.S. Dollar" and the sign "$" shall mean lawful money of the United States of America.

      "Effective Date" shall have the meaning provided in Article IV.

      "Event of Default" shall have the meaning provided in Article VII.

      "Existing Letters of Credit" shall mean certain "Letters of Credit" issued under (and as such term is defined in) the Existing Loan Agreement and outstanding on the Effective Date, as more fully described on Schedule 1.02.

      "Existing Loan Agreement" shall mean the $225,000,000 Five-Year Credit Agreement dated as of November 5, 1999 among the Company, certain banks and lending institutions and Scotia Capital, as administrative agent, as amended through the Eighth Amendment thereto dated as of December 19, 2003.

      "Facility Fee" shall have the meaning set forth in Section 3.02(a).

      "Federal Funds Rate" shall mean for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding

Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

      "Incorporated Covenants" shall have the meaning provided in Article VI.

      "Incorporated Events of Default" shall have the meaning provided in
Article VII.

      "Incorporated Representations" shall have the meaning provided in Article
V.

      "Issuer" shall mean Scotia Capital, in its individual capacity hereunder (and not in its capacity as the Administrative Agent). At the request of Scotia Capital, another Lender consented to by the Company (such consent not to be unreasonably withheld) may become a successor Issuer.

      "L/C Advances" shall have the meaning set forth in Section 2.04(b).

      "Lender" or "Lenders" shall mean Scotia Capital, the other banks and lending institutions listed on the signature pages hereof, and each assignee thereof, if any, pursuant to Section 9.06(c).

      "Lending Office" shall mean for each Lender the office such Lender may designate in writing from time to time to the Company and the Administrative Agent with respect to L/C Advances.

      "Letters of Credit" shall mean the financial and commercial/trade letters of credit issued or deemed to have been issued pursuant to Article II hereof by the Issuer for the account of the Company pursuant to the Commitments. The term "Letters of Credit" includes each Existing Letter of Credit.

      "Letter of Credit Outstandings" shall mean, with respect to all Letters of Credit, as at any date of determination, the sum of (a) the maximum aggregate amount which at such date of determination is available to be drawn by the beneficiaries thereof (assuming the conditions for drawing thereunder have been met) under all Letters of Credit then outstanding, plus (b) the aggregate amount of all unpaid and outstanding Reimbursement Obligations.

      "Materially Adverse Effect" shall mean any materially adverse change in
(i) the business, results of operations, financial condition, assets or prospects of the Consolidated Companies, taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement, (iii) the perfection or priority of the Liens granted in favor of the Administrative Agent pursuant to the Cash Collateral Agreement, or (iv) the rights and remedies of the Administrative Agent, the Issuer or any Lender under the Credit Documents.

      "Notice of Outstanding Letters of Credit" shall mean a notification of outstanding letters of credit by the Company pursuant to Section 3.01 substantially in the form of Exhibit B.

      "Obligations" shall mean all obligations (monetary or otherwise) of the Company arising under or in connection with this Agreement or any other Credit Document, including, without limitation, all Letter of Credit Outstandings, Reimbursement Obligations, L/C Advances, fees, expenses, indemnification payments, indebtedness, liabilities and obligations of the Company, direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, together with all renewals, extensions, modifications or refinancings thereof.

      "Payment Office" shall mean the office specified as the "Payment Office" for the Administrative Agent on Schedule 9.01, or such other location as to which the Administrative Agent shall have given written notice to the Company and the Lenders.

      "Percentage" shall mean, relative to any Lender, the applicable percentage set forth opposite its name on Schedule 1 hereto or set forth in an Assignment and Acceptance, as such percentage may be adjusted from time to time pursuant to Assignment and Acceptances executed by such Lender and Eligible Assignees and delivered pursuant to Section 9.06.

      "Pricing Schedule" is set forth on Schedule 1.01.

      "Rate Lock Date" shall mean March 31, 2004.

      "Reimbursement Obligation" shall have the meaning set forth in Section 2.03(a).

      "Required Lenders" shall mean at any time, Lenders owed or holding (a) if the Commitments shall not have been terminated, more than 50% of the aggregate of all Letter of Credit Outstandings and unfunded Commitments on such date or
(b) if the Commitments shall have been terminated, more than 50% of all L/C Advances then outstanding.

      "Scotia Capital" shall have the meaning set forth in the preamble.

      "Stated Maturity Date" means the fifth anniversary of the Effective Date.

      "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

      "Termination Date" shall mean the earliest of (a) the fifth anniversary of the Effective Date; (b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any of the foregoing, the Commitments shall terminate automatically and without any further action.

      "United States" or "U.S." shall mean the United States of America, its fifty states and the District of Columbia and any other political subdivision thereof.

            Section 1.02. ACCOUNTING TERMS AND DETERMINATION. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with, GAAP, except that financial records of Foreign Subsidiaries may be maintained in accordance with generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary; provided, however, that compliance with the financial covenants and calculations set forth in Section 6.08, Article VII, and elsewhere in the Credit Agreement (as incorporated herein by reference), and in the definitions used in such covenants and calculations, shall be calculated, made and applied in accordance with GAAP and such generally accepted accounting principles in such foreign jurisdictions, as the case may be, as in effect on the date of this Agreement applied on a basis consistent with the preparation of the financial statements referred to in Section 5.14 of the Credit Agreement (as incorporated herein by reference) unless and until the Company and the Required Lenders enter into an agreement with respect thereto in accordance with Section 9.13.

            Section 1.03. OTHER DEFINITIONAL TERMS. Capitalized terms not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified. Any of the terms defined in Section 1.01 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

            Section 1.04. EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are by reference made a part hereof.

                                   ARTICLE II.

                                LETTERS OF CREDIT

            Section 2.01. LETTERS OF CREDIT. Subject to, and upon the terms and conditions set forth herein, the Company may request, in accordance with the provisions of this Section 2.01 and Section 2.02 and the other terms of this Agreement, that on and after the Effective Date but prior to the Termination Date, the Issuer issue a Letter or Letters of Credit for the account of the Company in support of the general corporate purposes of the Company and its Subsidiaries, provided that the application for such Letters of Credit issued by the Issuer shall be in the form substantially identical to Exhibit A attached hereto, provided further that (i) no Letter of Credit shall have an expiration date that is later than one year after the date of issuance thereof (provided that a Letter of Credit may provide that it is extendible for consecutive one year periods); (ii) in no event shall any Letter of Credit issued by the Issuer have an expiration date (or be extended so that it will expire) later than the Stated Maturity Date; and (iii) the Company shall not request that the Issuer issue any Letter of Credit, if, after giving effect to such issuance, the sum of the aggregate Letter of Credit Outstandings would exceed the lesser of (x) the Commitment Amount and (y) the amount then on deposit in the Cash Collateral Account (which shall have been funded on the Effective Date with the proceeds of borrowings under the Credit Agreement).

            Section 2.02. NOTICE OF ISSUANCE OF LETTER OF CREDIT; AGREEMENT TO ISSUE.

            (a) Whenever the Company desires the issuance of a Letter of Credit (other than the Existing Letters of Credit), it shall, in addition to any application and documentation procedures required by the Issuer for the issuance of such Letter of Credit, deliver to the Administrative Agent and the Issuer a written notice no later than 11:00 AM (Atlanta, Georgia time) at least five (5) days in advance of the proposed date of issuance and the Administrative Agent shall promptly forward a copy of such notice to each of the Lenders. Each such notice shall specify (i) the proposed date of issuance (which shall be a Business Day); (ii) the face amount of the Letter of Credit (which shall be denominated in Dollars); (iii) the expiration date of the Letter of Credit; and
(iv) the name and address of the beneficiary with respect to such Letter of Credit and shall attach a precise description of the documentation and a verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which would require the Issuer to make payment under the Letter of Credit, provided that the Issuer may require changes in any such documents and certificates in accordance with its customary letter of credit practices, and provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 11:00 AM (Atlanta, Georgia time). In determining whether to pay any draft under any Letter of Credit, the Issuer shall be responsible only to determine that the documents and certificate required to be delivered under its Letter of Credit have been delivered, and that they comply on their face with the requirements of the Letter of Credit. The Issuer shall promptly notify the Administrative Agent upon the issuance of a Letter of Credit. Promptly after receiving the notice of issuance of a Letter of Credit, the Administrative Agent shall notify each Lender of such Lender's respective participation therein, determined in accordance with its respective Percentage of the Commitment Amount.

            (b) The Issuer agrees, subject to the terms and conditions set forth in this Agreement, to issue for the account of the Company a Letter of Credit in a face amount equal to the face amount requested under paragraph (a) above, following its receipt of a notice required by Section 2.01(a). Immediately upon the issuance of each Letter of Credit (or, in the case of any Existing Letter of Credit, on the Effective Date), each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuer a participation in such Letter of Credit and any drawing thereunder in an amount equal to such Lender's Percentage of the Commitment Amount multiplied by the face amount of such Letter of Credit. Upon issuance and amendment or extension of any Letter of Credit the Issuer shall provide to the Administrative Agent, and the Administrative Agent shall, if requested by any Lender, then provide to each such Lender, a copy of each such Letter of Credit issued, amended or extended hereunder.

            Section 2.03. PAYMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT.

            (a) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereof, the Issuer shall notify the Company, the Administrative Agent and the Lenders on or before the date on which the Issuer intends to honor such drawing, and the Company shall reimburse the Issuer on the day on which such drawing is honored (the "Disbursement Date") in an amount, in same day funds, equal to the amount of such drawing (a "Reimbursement Obligation"). To the extent a Reimbursement Obligation is not paid in full to the Issuer by the Company on the Disbursement Date, such Reimbursement Obligation shall accrue interest at the Base Rate plus the Base Rate Margin for two Business Days and thereafter (but only to the extent permitted by law, interest (after as well as before judgment)) at a rate per annum equal to the Base Rate plus the Base Rate Margin plus an additional margin of 2%.

            (b) Notwithstanding any provision of this Agreement to the contrary, to the extent that any Letter of Credit or portion thereof remains outstanding on the Termination Date, for any reason whatsoever, the parties hereto hereby agree that the beneficiary or beneficiaries thereof shall be deemed to have made a drawing of all available amounts pursuant to such Letters of Credit in excess of the balance in the Cash Collateral Account on the Termination Date which amount shall be paid by the Company to and held by the Administrative Agent as cash collateral subject to the terms set forth in the Cash Collateral Agreement for its remaining obligations pursuant to such Letters of Credit.

            (c) As between the Company and the Issuer, the Company assumes all risk of the acts and omissions of, or misuse of, the Letters of Credit issued by the Issuer, by the respective beneficiaries of such Letters of Credit, other than losses resulting from the gross negligence and willful misconduct of the Issuer. In furtherance and not in limitation of the foregoing but subject to the exception for the Issuer's gross negligence or willful misconduct set forth above, the Issuer shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects insufficient, inaccurate, fraudulent or forged or otherwise invalid; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with the conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise; (v) for good faith errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Issuer.

            Section 2.04. PAYMENT BY LENDERS.

            (a) In the event that the Company shall fail to reimburse the Issuer as provided in Section 2.03, or if the Issuer must for any reason return or disgorge such reimbursement from the Company, the Issuer shall promptly notify each Lender and the Administrative Agent of the unreimbursed amount of such drawing and of such Lender's respective participation therein.

            (b) Each Lender (including the Issuer) shall fund the unreimbursed amount of all Reimbursement Obligations by making advances in an amount equal to its Percentage of the unreimbursed amount of the Reimbursement Obligations ("L/C Advances") that are payable on demand and shall be Obligations hereunder, bearing interest by reference to the Base Rate plus the Base Rate Margin plus an additional margin of 2%.

            (c) Each Lender's L/C Advance shall be made available to the Issuer in Dollars and in immediately available funds, at the office of the Issuer specified in a notice provided pursuant to Section 2.04(a) not later than 1:00 PM (Atlanta, Georgia time) on the Business Day after the date notified by the Issuer. Each Lender's obligation to make such L/C Advance pursuant to this
Section 2.04 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuer, the Company or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the issuance of any Letter of Credit; (v) any breach of any Credit Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. In the event that any such Lender fails to make available to the Issuer the required L/C Advance, the Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate. The Issuer shall distribute to each Lender which has paid all amounts payable under this Section with respect to any Letter of Credit, such Lender's Percentage of all payments received by the Issuer from the Company in reimbursement of drawings honored by the Issuer under such Letter of Credit when such payments are received.

            (d) Each Lender's obligation to make L/C Advances in the amount of its Percentage of any unreimbursed amounts of Reimbursement Obligations is several, and not joint or joint and several.

            Section 2.05. CASH COLLATERAL. At any time when a Reimbursement Obligation becomes due and payable, the Administrative Agent will be entitled to draw amounts from the Cash Collateral Account to satisfy such Reimbursement Obligation if not otherwise reimbursed by the Company pursuant to Section 2.03.

            Section 2.06. LETTER OF CREDIT OBLIGATIONS ABSOLUTE. The obligation of the Company to reimburse the Issuer for drawings made under Letters of Credit issued for the account of the Company and the Lenders' obligation to honor their participations purchased therein shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation, the following circumstances:

            (a) Any lack of validity or enforceability of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

            (b) The form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

            (c) The existence of any claim, set-off, defense or other right which the Company or any Subsidiary or Affiliate of the Company may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including without limitation any underlying transaction between the Company or any of its Subsidiaries and Affiliates and the beneficiary for which such Letter of Credit was procured); provided that nothing in this Section 2.06 shall affect the right of the Company to seek relief against any beneficiary, transferee, Lender or any other Person in any action or proceeding or to bring a counterclaim in any suit involving such Persons;

            (d) Any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

            (e) Payment by the Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

            (f) Errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise;

            (g) Any loss or delay in the transmission or otherwise of any document or draft required in order to make a payment under a Letter of Credit;

            (h) Any other circumstance or happening whatsoever which is similar to any of the foregoing; or

            (i) the fact that a Default or an Event of Default shall have occurred and be continuing.

Nothing in this Section 2.06 shall prevent an action against the Issuer for its gross negligence or willful misconduct in honoring drafts under the Letters of Credit.

Section 2.07. EXISTING LETTERS OF CREDIT. On the Effective Date, the Existing Letters of Credit shall be deemed for all purposes to be Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Credit Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuer on the Effective Date a participation in each such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) such Lender's Percentage times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. The Existing Letters of Credit shall be deemed to utilize pro rata the Commitment of each Lender.

                                  ARTICLE III.

                         GENERAL LETTER OF CREDIT TERMS

            Section 3.01. NOTICES OF OUTSTANDING LETTERS OF CREDIT. The Company shall give the Administrative Agent a duly completed Notice of Outstanding Letters of Credit in the form of Exhibit B attached hereto prior to 11:00 AM (Atlanta, Georgia time) at its Payment Office on the Effective Date. If the Notice of Outstanding Letters of Credit does not conform substantially to the format of Exhibit B, it may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall notify the Company of such rejection by telecopy not later than 12:00 noon (Atlanta, Georgia time) on the date of receipt. The Notice of Outstanding Letters of Credit shall be irrevocable and shall specify the aggregate face amount of "Letters of Credit" outstanding under the Existing Loan Agreement that shall remain outstanding as Letters of Credit hereunder.

            Section 3.02. FEES. The Company agrees to pay the fees set forth in this Section 3.02. All such fees shall be non-refundable.

            (a) Facility Fee. The Company shall pay to the Administrative Agent, for the account of and distribution of the respective Percentage to each Lender, a facility fee (the "Facility Fee") for the period (including any portion thereof when any of its Commitments are suspended by reason of the Company's inability to satisfy any condition of Article IV) commencing on the Effective Date to and including the Termination Date, computed at a rate equal to the Applicable Facility Fee Percentage per annum multiplied by the average daily aggregate Commitments of the Lenders, such fee being payable quarterly in arrears on or before the date which is five days following the last day of each Fiscal Quarter of the Company and on the Termination Date.

            (b) Letter of Credit Fronting Fee; Additional Charges. The Company agrees to pay to the Issuer, for its own account, a letter of credit fronting fee in an amount equal to 0.125% per annum on the stated amount of each Letter of Credit, such fee to be payable by the Company quarterly, in arrears, on or before the date which is five days following the last day of each Fiscal Quarter of the Company, and on the Termination Date. The Company further agrees to pay to the Issuer the standard charges of such Issuer in connection with the issuance, maintenance, modification (if any) and administration of each Letter of Credit issued by the Issuer upon demand from time to time.

            Section 3.03. REDUCTION OF COMMITMENT AMOUNT.

            (a) The Company may, from time to time on any Business Day voluntarily reduce the Commitment Amount; provided, however, that all such reductions shall require at least three Business Days' prior notice to the Administrative Agent and be permanent reductions of the Commitment Amount, and any partial reduction of the Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000.

            (b) To the extent that at any time the aggregate amount of the Letter of Credit Outstandings exceeds the Commitment Amount in effect at such time or the amount then on deposit in the Cash Collateral Account, the Company shall immediately deposit with the Administrative Agent in the Cash Collateral Account additional cash collateral in an amount equal to such excess (or, as applicable, the greater of such excesses).

            Section 3.04. INTEREST PROVISIONS. Interest shall be payable in accordance with this Section 3.04.

            (a) Post-Maturity Rate. After the date any monetary Obligation of the Company shall have become due and payable, the Company shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus the Base Rate Margin plus an additional margin of 2%.

            (b) Payment Dates. Interest accrued on monetary Obligations arising under this Agreement or any other Credit Document after the date such amount is due and payable shall be payable upon demand

            Section 3.05. PAYMENTS, COMPUTATIONS, TAXES.

            (a) Except as otherwise specifically provided herein, all payments under this Agreement and the other Credit Documents shall be made without defense, set-off or counterclaim to the Issuer or the Administrative Agent (as applicable) not later than 1:00 PM (Atlanta, Georgia time) on the date when due and shall be made in Dollars in immediately available funds at its Payment Office. Funds received after that time shall be deemed to have been received by the Issuer or Administrative Agent (as applicable) on the next succeeding Business Day.

            (b) (i) All such payments shall be made free and clear of and without set-off, deduction or withholding for any Taxes in respect of this Agreement or other Credit Documents, or any payments of principal, interest, fees or other amounts payable hereunder or thereunder (but excluding, except as provided in paragraph (iii) hereof, any Taxes imposed on the overall net income of any Lender pursuant to the laws of the jurisdiction in which the principal executive office or appropriate Lending Office of such Lender is located). If any Taxes are so levied or imposed, the Company agrees (A) to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder and under the Credit Documents, after withholding or deduction for or on account of any such Taxes (including additional sums payable under this Section 3.05), will not be less than the full amount provided for herein had no such deduction or withholding been required,
(B) to make such withholding or deduction and (C) to pay the full amount deducted to the relevant authority in accordance with applicable law. The Company will furnish to the Administrative Agent and each Lender, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company. The Company will indemnify and hold harmless the Administrative Agent, the Issuer and each Lender and reimburse the Administrative Agent, the Issuer and each Lender upon written request for the amount of any Taxes so levied or imposed and paid by the Administrative Agent, the Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or illegally asserted. A certificate as to the amount of such payment by such Lender, the Issuer or the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes.

                  (ii) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) agrees to furnish to the Company and the Administrative Agent, prior to the time it becomes a Lender hereunder, two copies of either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI or any successor forms thereto (wherein such Lender claims entitlement to complete exemption from or reduced rate of U.S. Federal withholding tax on interest paid by the Company hereunder) and to provide to the Company and the Administrative Agent a new Form W-8BEN or Form W-8ECI or any successor forms thereto if any previously delivered form is found to be incomplete or incorrect in any material respect or upon the obsolescence of any previously delivered form; provided, however, that no Lender shall be required to furnish a form under this paragraph (ii) if it is not entitled to claim an exemption from or a reduced rate of withholding under applicable law. A Lender that is not entitled to claim an exemption from or a reduced rate of withholding under applicable law, promptly upon written request of the Company, shall so inform the Company in writing.

                  (iii) The Company shall also reimburse the Administrative Agent, the Issuer and each Lender, upon written request, for any Taxes imposed (including, without limitation, Taxes imposed on the overall net income of the Administrative Agent, the Issuer or such Lender or its applicable Lending Office pursuant to the laws of the jurisdiction in which the principal executive office or the applicable Lending Office of the Administrative Agent, the Issuer or such Lender is located) as the Administrative Agent, the Issuer or such Lender shall determine are payable by the Administrative Agent, the Issuer or such Lender in respect of amounts paid by or on behalf of the Company to or on behalf of the Administrative Agent, the Issuer or such Lender pursuant to paragraph (i) hereof.

            (c) Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

            (d) All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed), except that interest on L/C Advances shall be computed on the basis of a year of 365/366 days for the actual number of days. Interest on L/C Advances shall be calculated based on the Base Rate from and including the date of such L/C Advance to but excluding the date of the repayment or conversion thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

            (e) Payment by the Company to the Administrative Agent in accordance with the terms of this Agreement shall, as to the Company, constitute payment to the Lenders under this Agreement.

            Section 3.06. ILLEGALITY. Notwithstanding any other provision contained in this Agreement, the Issuer shall not be obligated to issue any Letter of Credit, nor shall any Lender be obligated to purchase its participation in any Letter of Credit to be issued hereunder, if the issuance of such Letter of Credit or purchase of such participation shall have become unlawful or prohibited by compliance by the Issuer or such Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful); provided that in the case of the obligation of a Lender to purchase such participation, such Lender shall have notified the Issuer to such effect at least three (3) Business Days' prior to the issuance thereof by the Issuer, which notice shall relieve the Issuer of its obligation to issue such Letter of Credit pursuant to Section 2.01 and Section 2.02 hereof.

            Section 3.07. INCREASED COSTS.

            (a) If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any directive, guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

                  (1) any Lender (or its applicable Lending Office) shall be subject to any tax, duty or other charge with respect to its Letter of Credit Outstandings or its obligation to issue or participate in Letters of Credit, or the basis of taxation of payments to any Lender with respect to its obligation to issue or participate in Letters of Credit shall have changed (except for changes in the tax on the overall net income of such Lender or its applicable Lending Office imposed by the jurisdiction in which such Lender's principal executive office or applicable Lending Office is located); or

                  (2) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender's applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its Letter of Credit Outstandings or its obligation to make or participate in Letters of Credit shall be imposed on any Lender or its applicable Lending Office;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding, participating in or maintaining Letters of Credit, or there shall be a reduction in the amount received or receivable by such Lender or its applicable Lending Office, or

            (b) in the event that any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the Effective Date, or any change therein or in the interpretation or application thereof after the Effective Date, or compliance by such Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Effective Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or governmental authority or body having jurisdiction, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, in the case of (a) or (b) above, upon written notice from and demand by such Lender on the Company (with a copy of such notice and demand to the Administrative Agent), the Company shall from time to time (subject, in the case of certain Taxes, to the applicable provisions of Section 3.05(b)) pay to the Administrative Agent for the account of such Lender within five Business Days after the date of such notice and demand, additional amounts sufficient to indemnify such Lender against such increased cost or reduced yield. A certificate as to the amount of such increased cost or reduced yield submitted to the Company and the Administrative Agent by such Lender in good faith and accompanied by a statement prepared by such Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

            Section 3.08. LENDING OFFICES. If any Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) issues a public announcement with respect to the closing of its lending offices in the United States such that any withholdings or deductions and additional payments with respect to Taxes may be required to be made by the Company thereafter pursuant to Section 3.05(b), such Lender shall use reasonable efforts to furnish the Company notice thereof as soon as practicable thereafter; provided, however, that no delay or failure to furnish such notice shall in any event release or discharge the Company from its obligations to such Lender pursuant to Section 3.05(b) or otherwise result in any liability of such Lender.

            Section 3.09. APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments in respect of L/C Advances and payments in respect of Facility Fees shall be apportioned among all outstanding Commitments and L/C Advances to which such payments relate, proportionately to the Lenders' respective pro rata portions of such Commitments and outstanding L/C Advances. The Issuer (or the Administrative Agent, as applicable) shall promptly distribute to each Lender at its Payment Office set forth beside its name on Schedule 9.01 or such other address as any Lender may request its share of all such payments received by the Issuer (or the Administrative Agent, as applicable).

            Section 3.10. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment or reduction (including, without limitation, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy
Code) on account of any Letter of Credit (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its pro rata portion of payments or reductions on account of such obligations obtained by all the Lenders, such Lender shall purchase from the other Lenders such participations in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably (to the extent such other Lenders were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (a) the amount of such selling Lender's required repayment to the purchasing Lender to (b) total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right to set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Lender receives a secured claim in lieu of a setoff to which this
Section 3.10 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 3.10 to share in the benefits of any recovery on such secured claim.

            Section 3.11. LIMITATION ON CERTAIN PAYMENT OBLIGATIONS.

            (a) Each Lender or Administrative Agent shall make written demand on the Company for indemnification or compensation pursuant to Section 3.05 no later than 90 days after the earlier of (i) the date on which such Lender or Administrative Agent makes payment of such Taxes, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender or Administrative Agent for payment of such Taxes.

            (b) Each Lender or Administrative Agent shall make written demand on the Company for indemnification or compensation pursuant to Section 3.07 no later than 90 days after such Lender or Administrative Agent receives actual notice or obtains actual knowledge of the promulgation of a law, rule, order or interpretation or occurrence of another event giving rise to a claim pursuant to such sections.

            (c) In the event that the Lenders or the Administrative Agent fail to give the Company notice within the time limitations prescribed in (a) above, the Company shall not have any obligation to pay such claim for compensation or indemnification. In the event that any Lender or the Administrative Agent fails to give the Company notice within the time limitation prescribed in (b) above, the Company shall not have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand.

            Section 3.12. FAILURE TO MAINTAIN MINIMUM REQUIRED RATING. If any Lender has either (a) had its long-term deposit rating reduced below the Minimum Required Rating by either Rating Agency, or (b) in the case of a Lender that is a party to this Agreement on the Effective Date and has, on such date, a long-term deposit rating from the Rating Agencies below the applicable Minimum Required Rating, such Lender has received from either Rating Agency a reduction in its long-term deposit rating from the rating in effect on the Effective Date, such Lender, will, upon the request of the Administrative Agent, assign at par its Commitments and all of its right, title and interest in and to any Letters of Credit or L/C Advances outstanding hereunder, to an Eligible Assignee designated by the Administrative Agent and acceptable to the Company in accordance with the terms of this Agreement.

                                   ARTICLE IV.

                 CONDITIONS TO LETTERS OF CREDIT /EFFECTIVE DATE

      The obligations of each Lender to issue or participate in Letters of Credit (including the Existing Letters of Credit) and the obligation of the Issuer to issue Letters of Credit (or continue the Existing Letters of Credit, as applicable) for the account of the Company is subject to the satisfaction of the following conditions (the date by which each such condition is satisfied being the "Effective Date"):

            Section 4.01. CONDITIONS PRECEDENT TO EFFECTIVE DATE. On the Effective Date (i) all obligations of the Company hereunder incurred prior to such date (including, without limitation, the Company's obligations to reimburse the reasonable fees and expenses of counsel to the Administrative Agent and any fees and expenses payable to the Administrative Agent, the Lenders (including Scotia Capital) and their Affiliates as previously agreed with the Company), shall have been paid in full, (ii) the Lenders under the Existing Loan Agreement shall consent to the Existing Letters of Credit becoming Letters of Credit hereunder and, unless waived by the Administrative Agent, the Exiting Lenders shall have executed and delivered an Exiting Lender Acknowledgment in the form of Exhibit G and (iii) the Administrative Agent shall have received each of the following (unless waived in writing by the Lenders), in form and substance reasonably satisfactory in all respects to the Administrative Agent:

            (a) duly executed counterparts of this Agreement executed by the Company, the Issuer and the Lenders;

            (b) duly executed counterparts of the Cash Collateral Agreement executed by the Company, together with a deposit of an amount not less than $35,690,411 in immediately available funds in the Cash Collateral Account;

            (c) certificates of the Secretary or Assistant Secretary of the Company attaching and certifying copies of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of the Credit Documents;

            (d) certificates of the Secretary or an Assistant Secretary of the Company certifying (i) the name, title and true signature of each officer of the Company executing the Credit Documents, and (ii) the Organic Documents of the Company;

            (e) certified copies of the Organic Documents (other than by-laws and other constituent documents not filed with the Secretary of State) certified by the Secretary of State, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of the Company;

            (f) copies of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirement of Law or by any material Contractual Obligation of the Company, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents and the other documents to be executed and delivered hereunder, and such consents, authorizations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired without any requests for additional information;

            (g) a copy of the Company's 10-Q for the Fiscal Quarter ending September 30, 2003;

            (h) certificates, reports and other information as the Administrative Agent may reasonably request from the Company in order to satisfy the Lenders as to the absence of any material liabilities or obligations arising from matters relating to employees of the Consolidated Companies, including employee relations, collective bargaining agreements, Plans, Foreign Plans, and other compensation and employee benefit plans;

            (i) certificates, reports, environmental audits and investigations, and other information as the Administrative Agent may reasonably request from the Company in order to satisfy the Lenders as to the absence of any material liabilities or obligations arising from environmental and employee health and safety exposures to which the Consolidated Companies may be subject, and the plans of the Consolidated Companies with respect thereto;

            (j) certificates, reports and other information as the Administrative Agent may reasonably request from the Company in order to satisfy the Lenders as to the absence of any material liabilities or obligations arising from litigation (including without limitation, products liability and patent infringement claims) pending or threatened against the Consolidated Companies;

            (k) the favorable opinions of (i) Foley & Lardner LLP, counsel to the Company, substantially in the form of Exhibit H-1-A, and Alan J. Miller, Esq., general counsel to the Company, substantially in the form of Exhibit H-1-B, addressed to the Administrative Agent and each of the Lenders, (ii) Troutman Sanders LLP, special Georgia counsel to the Company, substantially in the form of Exhibit H-2, addressed to the Administrative Agent and each of the Lenders and (iii) Mayer, Brown, Rowe & Maw LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit H-3, addressed to the Administrative Agent and each of the Lenders;

            (l) all corporate proceedings and all other legal matters in connection with the authorization, legality, validity and enforceability of the Credit Documents shall be reasonably satisfactory in form and substance to the Required Lenders;

            (m) a fully-executed copy of the Senior Note Agreement certified by an authorized officer of the Company;

            (n) certificate of the Company in substantially the form of Exhibit C attached hereto and appropriately completed;

            (o) an initial Compliance Certificate in substantially the form of Exhibit D attached hereto, as of September 30, 2003, dated the Effective Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting officer of the Company;

            (p) the Lenders shall have received the Company's 6-year projections for the Consolidated Companies;

            (q) duly executed Notice of Outstanding Letters of Credit in substantially the form of Exhibit B attached hereto and appropriately completed;

            (r) the Company shall have paid all attorney fees of the Administrative Agent to the extent invoiced on or prior to the Effective Date; and

            (s) evidence satisfactory to it that the Credit Agreement has been executed and delivered by the parties thereto, and that any other conditions precedent to the effectiveness thereof have been satisfied.

            Section 4.02. CONDITIONS TO ALL LETTERS OF CREDIT. At the time of the issuance, extension or renewal of any Letter of Credit (before as well as after giving effect to such Letters of Credit and to the proposed use thereof), the following conditions shall have been satisfied or shall exist:

            (a) there shall exist no Default or Event of Default;

            (b) all representations and warranties by the Company contained in the Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such issuance, extension or renewal date (except to the extent that any such representation or warranty speaks as of a specific date earlier than the Effective Date, in which case such representation or warranty shall be true and correct in all material respects as of such date);

            (c) since the date of the most recent audited financial statements of the Consolidated Companies described in Section 5.14 of the Credit Agreement (as incorporated herein), there shall have been no event, change or condition which has had or would reasonably be expected to have a Materially Adverse Effect (whether or not any notice with respect to such change has been furnished to the Lenders pursuant to Section 6.07 of the Credit Agreement (as incorporated herein));

            (d) there shall be no material action or proceeding instituted or pending before any court or other governmental authority or, to the knowledge of the Company, threatened seeking to prohibit or restrict any Consolidated Company's ownership or operation of any portion of its business or assets, or to compel any Consolidated Company to dispose of or hold separate all or any portion of its businesses or assets, where such portion or portions of such business(es) or assets, as the case may be, constitute a material portion of the total businesses or assets of the Consolidated Companies;

            (e) the Letters of Credit to be issued shall not contravene, violate or conflict with, or involve the Administrative Agent, the Issuer or any Lender in a violation of, any law, rule, injunction, or regulation, or determination of any court of law or other governmental authority applicable to the Company; and

            (f) the Revolving Loan Commitment (as defined in the Credit Agreement) shall remain in full force and effect.

      Each request for the issuance or extension of a Letter of Credit shall constitute a representation and warranty by the Company, as of the date of the issuance or extension of such Letter of Credit, that the applicable conditions specified in Sections 4.01 and 4.02 have been satisfied or waived in writing.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

            Section 5.01. INCORPORATED REPRESENTATIONS AND WARRANTIES. The Company hereby agrees that the representations and warranties contained in
Article V of the Credit Agreement, together with any related definitions and other provisions, as in effect as of the Effective Date (the "Incorporated Representations"), are hereby incorporated by reference and shall be as binding on the Company as if set forth fully herein. The incorporation by reference to the Credit Agreement of the Incorporated Representations pursuant to this
Section 5.01 shall survive the termination of the Credit Agreement. In the event a waiver is granted under the Credit Agreement or an amendment or modification is executed with respect to Credit Agreement, and such waiver, amendment and/or modification affects the Incorporated Representations, then such waiver, amendment or modification shall be effective with respect to the Incorporated Representations as incorporated by reference into this Agreement only if consented to by the Required Lenders, Super-Majority Lenders or all the Lenders, as required by Section 9.02, in a writing referring to this Agreement. For purposes of the incorporation of the Incorporated Representations pursuant to this Section 5.01, all terms used in the Incorporated Representations that are defined in Section 1.01 hereof shall be deemed to be used therein as defined in
Section 1.01, all references in the Incorporated Representations to other provisions of the Credit Agreement shall be deemed to refer to the corresponding provisions of this Agreement, all references in the Incorporated Representations to a "Security Document" or the "Security Documents," or any similar references, shall be deemed to refer to the Cash Collateral Agreement, and all references in the Incorporated Representations to the "Borrower" shall be deemed to refer to the Company.

                                   ARTICLE VI.

                                    COVENANTS

            Section 6.01. INCORPORATED COVENANTS. The Company hereby agrees that the covenants contained in Articles VI and VII of the Credit Agreement, together with any related definitions and other provisions, as in effect as of the Effective Date (the "Incorporated Covenants") are hereby incorporated by reference and shall be as binding on the Company as if set forth fully herein. The incorporation by reference to the Credit Agreement of the Incorporated Covenants pursuant to this Section 6.01 shall survive the termination of the Credit Agreement. In the event a waiver is granted under the Credit Agreement or an amendment or modification is executed with respect to Credit Agreement, and such waiver, amendment and/or modification affects the Incorporated Covenants, then such waiver, amendment or modification shall be effective with respect to the Incorporated Covenants as incorporated by reference into this Agreement only if consented to by the Required Lenders, Super-Majority Lenders or all the Lenders, as required by Section 9.02, in a writing referring to this Agreement. For purposes of the incorporation of the Incorporated Covenants pursuant to this Section 6.01, all terms used in the Incorporated Covenants that are defined in Section 1.01 hereof shall be deemed to be used therein as defined in Section 1.01, all references in the Incorporated Covenants to other provisions of the Credit Agreement shall be deemed to refer to the corresponding provisions of this Agreement, all references in the Incorporated Covenants to the "Borrower" shall be deemed to refer to the Company, and all references in the Incorporated Covenants to the "LC Facility Agreement" shall be deemed to refer to the Credit Agreement.

                                  ARTICLE VII.

                                EVENTS OF DEFAULT

      Upon the occurrence and during the continuance of any of the following specified events (each an "Event of Default"):

            Section 7.01. PAYMENTS. The Company shall default in the payment when due of any Reimbursement Obligations, or the Company shall default (and such default shall continue unremedied for a period of five (5) days) in the payment when due of interest on any such Reimbursement Obligation, any fee or of any other Obligation;

            Section 7.02. CASH COLLATERAL ACCOUNT. The Company shall fail to maintain an amount of immediately available funds in the Cash Collateral Account equal to or in excess of the Letter of Credit Outstandings;

            Section 7.03. REPRESENTATIONS. Any representation or warranty made or deemed to be made by the Company under this Agreement or any other Credit Document (including the Schedules attached thereto), or any certificate or other document submitted to the Issuer, the Administrative Agent or the Lenders by the Company pursuant to the terms of this Agreement or any other Credit Document, shall be incorrect in any material respect when made or deemed to be made or submitted;

            Section 7.04. CREDIT AGREEMENT. There shall exist or occur any "Event of Default" as defined in the Credit Agreement;

            Section 7.05. INCORPORATED EVENTS OF DEFAULT. The occurrence of an "Event of Default" under and as defined in the Credit Agreement, as in effect as of the Effective Date, which "Events of Default" (together with any related definitions and other provisions, the "Incorporated Events of Default") are hereby incorporated herein by reference as if set forth fully herein, such incorporation by reference to survive termination of the Credit Agreement. In the event a waiver is granted under the Credit Agreement or an amendment or modification is executed with respect to the Credit Agreement, and such waiver, amendment and/or modification affects the Incorporated Events of Default, then such waiver, amendment or modification shall be effective with respect to the Incorporated Events of Default as incorporated by reference into this Agreement only if consented to by the Required Lenders (or, if required by Section 9.02, the Super-Majority Lenders or all the Lenders) in a writing referring to this Agreement. For purposes of the incorporation of the Incorporated Events of Default pursuant to this Section 7.05, all terms used in the Incorporated Events of Default that are defined in Section 1.01 hereof shall be deemed to be used therein as defined in Section 1.01, all references in the Incorporated Events of Default to other provisions of the Credit Agreement shall be deemed to refer to the corresponding provisions of this Agreement, all references in the Incorporated Events of Default to a "Security Document" or the "Security Documents," or any similar references, shall be deemed to refer to the Cash Collateral Agreement, all references in the Incorporated Events of Default to the "Borrower" shall be deemed to refer to the Company, and all references in the Incorporated Events of Default to the "LC Facility Agreement" shall be deemed to refer to the Credit Agreement;

then, and in any such event, and at any time thereafter if any Event of Default shall then be continuing, the Administrative Agent may, with the consent of the Required Lenders, and upon the written (including telecopied) or telex request of the Required Lenders, shall, by written notice to the Company take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Issuer or any Lender to enforce its claims against the Company: (i) declare all Commitments terminated (if they have not previously terminated), whereupon the pro rata Commitments of each Lender shall terminate immediately and any Facility Fee and letter of credit fronting fee shall forthwith become due and payable without any other notice of any kind; and (ii) declare all Obligations owing under this Agreement, including without limitation, an amount equal to the maximum amount which would be available at any time to be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit), to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided, that, if an Event of Default specified in Section 8.07 of the Credit Agreement (as incorporated herein) shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Company, as specified in clauses (i) and (ii) above, shall occur automatically without the giving of any such notice; and (iii) exercise any rights or remedies under the Credit Documents (including withdrawing amounts from the Cash Collateral Account pursuant to Section 2.05). As long as any Letter of Credit shall remain outstanding, any amounts described in clause (ii) above with respect to Letters of Credit, when received by the Administrative Agent, shall be deposited in the Cash Collateral Account as cash collateral for the obligations of the Company under Article II of this Agreement in the event of any drawing under a Letter of Credit, and upon drawing under any outstanding Letter of Credit in respect of which the Administrative Agent has deposited in the Cash Collateral Account any amounts described in clause (ii) above or previously deposited in the Cash Collateral Account as a condition precedent to the effectiveness of this Agreement, the Administrative Agent shall pay such amounts to the Issuer as reimbursement for the amount of such drawing.

                                  ARTICLE VIII.

                            THE ADMINISTRATIVE AGENT

            Section 8.01. APPOINTMENT OF ADMINISTRATIVE AGENT. Each Lender hereby designates Scotia Capital as Administrative Agent for purposes of this Agreement and each other Credit Document. Each Lender hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement, the other Credit Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through their agents or employees.

            Section 8.02. AUTHORIZATION OF ADMINISTRATIVE AGENT WITH RESPECT TO THE CASH COLLATERAL.

            (a) Each Lender hereby authorizes the Administrative Agent to enter into the Cash Collateral Agreement substantially in the form attached hereto, and to take all action contemplated thereby. All rights and remedies under the Cash Collateral Agreement may be exercised by the Administrative Agent for the ratable benefit of the Lenders. The Lenders further agree that the Administrative Agent may assign its rights and obligations under the Cash Collateral Agreement to any affiliate of the Administrative Agent or to any trustee, if necessary or appropriate under applicable law, which assignee in each such case shall (subject to compliance with any requirements of applicable law governing the assignment of such Cash Collateral Agreement) be entitled to all the rights of the Administrative Agent under and with respect to the Cash Collateral Agreement.

            (b) In each circumstance where, under any provision of the Cash Collateral Agreement, the Administrative Agent shall have the right to grant or withhold any consent, exercise any remedy, make any determination or direct any action by the Administrative Agent on behalf of the Lenders under such Cash Collateral Agreement, the Administrative Agent shall act in respect of such consent, exercise of remedies, determination or action, as the case may be, with the consent of and at the direction of the Required Lenders; provided, however, that no such consent of the Required Lenders shall be required with respect to any consent, determination or other matter that is, in the Administrative Agent's judgment, ministerial or administrative in nature. In each circumstance where any consent of or direction from the Required Lenders is required, the Administrative Agent shall send to the Lenders a notice setting forth a description in reasonable detail of the matter as to which consent or direction is requested and the Administrative Agent's proposed course of action with respect thereto. The Lenders shall endeavor to respond promptly to such request but in the event the Administrative Agent shall not have received a response from any Lender within five (5) Business Days after such Lender's receipt of such notice, such Lender shall be deemed not to have agreed to the course of action proposed by the Administrative Agent.

            (c) The Lenders hereby acknowledge that the Collateral is not being held and the Cash Collateral Agreement is not being entered into, by the Administrative Agent for their sole benefit, but for the ratable benefit of the Lenders.

            (d) Each of the Lenders hereby acknowledges and agrees that Liens upon the Collateral granted to or held by the Administrative Agent under any Credit Document will be released (i) in whole, upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit and (ii) in part, if requested by the Company, to the extent the amount then on deposit in the Cash Collateral Account exceeds 110% of the sum of the Commitments, but only such excess may be released.

            Section 8.03. NATURE OF DUTIES OF ADMINISTRATIVE AGENT. The Administrative Agent shall have no duties or except those expressly set forth in this Agreement and the other Credit Documents. None of the Administrative Agent nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be ministerial and administrative in nature; the Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or the other Credit Documents except as expressly set forth herein.

            Section 8.04. LACK OF RELIANCE ON THE ADMINISTRATIVE AGENT. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender's review of the financial information of the Company, the Credit Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Credit Documents.

            Section 8.05. CERTAIN RIGHTS OF THE ADMINISTRATIVE AGENT. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability in any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

            Section 8.06. RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cable gram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

            Section 8.07. INDEMNIFICATION OF ADMINISTRATIVE AGENT. To the extent the Administrative Agent is not reimbursed and indemnified by the Company, each Lender will reimburse and indemnify the Administrative Agent, pro rata according to such Lender's Percentage of the Commitment Amount, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, claims, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct.

            Section 8.08. LETTERS OF CREDIT ISSUED BY THE ADMINISTRATIVE AGENT OR THE ISSUER.

            (a) The Administrative Agent shall have the same rights and powers with respect to its participating interests in the Letters of Credit as any other Lender and may exercise the same as if it were not performing the duties specified herein; and the terms "Lenders", "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Companies or any Affiliate of the Consolidated Companies as if it were not performing the duties specified herein, and may accept fees and other consideration from the Consolidated Companies for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

            (b) The Issuer shall have the same rights and powers with respect to its participating interests in the Letters of Credit as any other Lender and may exercise the same as if it were not performing the duties specified herein; and the terms "Lenders", "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Issuer in its individual capacity. The Issuer and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Companies or any Affiliate of the Consolidated Companies as if it were not the Issuer hereunder, and may accept fees and other consideration from the Consolidated Companies for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

            Section 8.09. SUCCESSOR ADMINISTRATIVE AGENT.

            (a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed with or without cause by the Required Lenders; provided, however, the Administrative Agent may not resign or be removed until a successor Administrative Agent has been appointed and shall have accepted such appointment. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent and, unless an Event of Default has occurred and is continuing, subject to the Company's prior written approval, not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or any State thereof, or any Affiliate of such bank, having a combined capital and surplus of at least $100,000,000 and, unless an Event of Default has occurred and is continuing, subject to the Company's prior written approval.

            (b) Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent or the termination or expiration of this Agreement, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

            Section 8.10. EXCULPATION. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under any Credit Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Credit Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Credit Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Company of its Obligations. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

            Section 8.11. DEFAULTS. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless the Administrative Agent has received a written notice from a Lender or the Company specifying such Default or an Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an

Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 9.02) take such action with respect to such Default or an Event of Default as shall be directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or an Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders, as the case may be.

                                   ARTICLE IX.

                                  MISCELLANEOUS

            Section 9.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar teletransmission or writing) and shall be given to such party at its address or applicable teletransmission number set forth on
Schedule 9.01, or such other address or applicable teletransmission number as such party may hereafter specify by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section 9.01 and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section
9.01 and the appropriate confirmation is received, or (iv) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section 9.01; provided that notices to the Administrative Agent shall not be effective until received.

            Section 9.02. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the other Credit Documents, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by the Company and all the Lenders do any of the following: (i) waive any of the conditions specified in Section 4.01, (ii) increase the Commitments or other contractual obligations to the Company under this Agreement, (iii) reduce any interest or fees hereunder, (iv) extend the due date for, or reduce the amount of, any Reimbursement Obligation (including, without limitation, L/C Advances) for a Letter of Credit which has been drawn, (v) change the percentage of the Commitments or the number or identity of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (vi) authorize the release of any Lien created by a Credit Document (except to the extent specified in Section 8.02(d)), (vii) modify the definition of "Required Lenders" or "Super-Majority Lenders" or
(viii) modify this Section 9.02. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Company, the Administrative Agent or the Issuer in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Administrative Agent or the Issuer, respectively under this Agreement or under any other Credit Document.

            Section 9.03. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right or remedy hereunder or under any other Credit Document, and no course of dealing between the Company and the Administrative Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Company not required hereunder or under any other Credit Document in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

            Section 9.04. PAYMENT OF EXPENSES, ETC. The Company shall:

                  (i) pay all reasonable, out-of-pocket costs and expenses of the Administrative Agent in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Default or Event of Default, refinancing, renegotiation or restructuring of, this Agreement and the other Credit Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Administrative Agent), and in the case of enforcement of this Agreement or any Credit Document after an Event of Default, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and disbursements of counsel), for any of the Lenders;

                  (ii) subject, in the case of certain Taxes, to the applicable provisions of Section 3.05(b), pay and hold the Administrative Agent, the Issuer and the Lenders harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement and any other Credit Documents, the Cash Collateral Account, or any payments due thereunder, and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes;

                  (iii) indemnify the Administrative Agent, the Issuer and each Lender, and their respective officers, directors, employees, representatives and agents from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any of them (whether or not any of them is designated a party thereto) (an "Indemnitee") arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use of any Letter of Credit or the Company's entering into and performing of the Agreement or the other Credit

      Documents, including, without limitation, the reasonable fees actually incurred and disbursements of counsel (including foreign counsel) incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Company shall not be obligated to indemnify any Indemnitee for any of the foregoing to the extent arising out of such Indemnitee's gross negligence or willful misconduct;

                  (iv) In addition to amounts payable elsewhere provided in this Agreement, without duplication, indemnify, pay and save the Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and reasonable expenses (including reasonable attorney's fees and disbursements) which the Issuer may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit for the account of the Company, other than as a result of the gross negligence or willful misconduct of the Issuer; (ii) the failure of the Issuer to honor a drawing under any Letter of Credit due to any act or omission (whether rightful or wrongful) of any present or future de jure or de facto government or governmental authority; or
      (iii) any confirmation of any Letter of Credit obtained by the Issuer with the consent of the Company; and

                  (v) without limiting the indemnities set forth above, indemnify each Indemnitee for any and all expenses and costs (including without limitation, remedial, removal, response, abatement, cleanup, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the cost of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after the ownership, operation, possession or control by any Consolidated Company of its business, property or facilities or before, on or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitee or Indemnitees to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including without limitation damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including without limitation in all cases the reasonable fees actually incurred, other charges and disbursements of counsel in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws based on, arising out of or relating to in whole or in part, the existence or exercise of any rights or remedies by any Indemnitee under this Agreement, any other Credit Document or any related documents.

If and to the extent that the obligations of the Company under this Section 9.04 are unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

            Section 9.05. RIGHT OF SETOFF. In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, each Lender shall, upon the occurrence of any Event of Default and whether or not such Lender or such holder has made any demand or the Company's obligations are matured, have the right to appropriate and apply to the payment of the Company's obligations hereunder and under the other Credit Documents (subject to Section 3.10), and the Company hereby grants to each Lender a continuing security interest in, all balances, credits, deposits, accounts or moneys of the Company (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender to the Company, whether or not related to this Agreement or any transaction hereunder. Each Lender shall promptly notify the Company of any offset hereunder.

            Section 9.06. BENEFIT OF AGREEMENT.

            (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Company may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each Lender.

            (b) Any Lender may make, carry or transfer L/C Advances at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

            (c) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any of its Commitments, Letter of Credit Outstandings and the L/C Advances at the time owing to it) to any Eligible Assignee; provided, however, that (i) the Administrative Agent and the Company must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is to another Lender or an Affiliate of a Lender or, in the case of the Company, unless an Event of Default has occurred and is continuing, (ii) the amount of the Commitments or Letter of Credit Outstandings or L/C Advances, of the assigning Lender subject to each assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the assigning Lender's entire Commitment, Letter of Credit Outstandings and L/C Advances), and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance and, unless such assignment is to an Affiliate of such Lender, a processing and recordation fee of $3,500. The Company shall not be responsible for such processing and recordation fee or any costs or expenses incurred by any Lender or the Administrative Agent in connection with such assignment. From and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement. Notwithstanding the foregoing, the assigning Lender must retain after the consummation of such Assignment and Acceptance, a minimum aggregate amount of Commitments, Letter of Credit Outstandings and L/C Advances, as the case may be, of $5,000,000 (unless the Lender is assigning its entire Commitment, Letter of Credit Outstandings and L/C Advances); provided, however, no such minimum amount shall be required with respect to any such assignment made at any time there exists an Event of Default hereunder.

            (d) Each Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Letter of Credit Outstandings and L/C Advances owing to it); provided however, that (i) no

Lender may sell a participation in its aggregate Commitments (after giving effect to any permitted assignment hereof) in an amount in excess of fifty percent (50%) of such aggregate Commitments; provided, however, sales of participations to an Affiliate of such Lender shall not be included in such calculation; provided, however, no such maximum amount shall be applicable to any such participation sold at any time there exists an Event of Default hereunder, (ii) such Lender's obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the participating bank or other entity shall be entitled to all of the benefits of
Article III, Section 6.07 of the Credit Agreement (as incorporated herein) and
Section 9.04 as if it were a Lender, (v) the Company and the Administrative Agent and other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents, and (vi) such Lender shall retain the sole right to enforce the obligations of the Company relating to the Letters of Credit and to approve any amendment, modification or waiver of any provisions of this Agreement except that such Lender may agree with any participating bank or other entity that it will not, without such participating bank's or other entity's consent, take any actions of the types described in clauses (ii),
(iii), (iv), (v) or (viii) of Section 9.02. Any Lender selling a participation hereunder shall provide prompt written notice to the Company of the name of such participant.

            (e) Any Lender or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this
Section 9.06, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company or the other Consolidated Companies furnished to such Lender by or on behalf of the Company or any other Consolidated Company. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except (i) to directors, employees, auditors or counsel to whom it is necessary to show such information, each of whom shall be informed of the confidential nature of the information, (ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such entity, or as otherwise required by law (provided prior notice is given to the Company and the Administrative Agent unless otherwise prohibited by the subpoena, order or law), and (iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction. The proposed participant or assignee, if it does not become a Lender or participant hereunder, shall further agree to return all documents or other written material and copies thereof received from any Lender, the Administrative Agent or the Company relating to such confidential information unless otherwise properly disposed of by such entity.

            (f) Any Lender may at any time assign all or any portion of its rights in this Agreement to a Federal Reserve Bank; provided that no such assignment shall release the Lender from any of its obligations hereunder.

            (g) If (i) any Taxes referred to in Section 3.05(b) have been levied or imposed so as to require withholdings or deductions by the Company and payment by the Company of additional amounts to any Lender as a result thereof, (ii) any Lender shall make demand for payment of increased costs or reduced rate of return pursuant to
Section 3.07, or any Lender makes a claim for increased costs or determines that its participation in any Letter of Credit is illegal pursuant to Section 3.06, or (iii) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or the other Credit Documents requested by the Company, then and in such event, upon request from the Company delivered to such Lender and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 9.06(c), all of its rights and obligations under this Agreement and the other Credit Documents to another Lender or an Eligible Assignee selected by the Company, in consideration for the payment by such assignee to the Lender of the principal of, and interest on, the Obligations accrued to the date of such assignment, and the assumption of such Lender's Commitment hereunder, together with any and all other amounts owing to such Lender under any provisions of this Agreement or the other Credit Documents accrued to the date of such assignment; provided, however, that if the Company shall exercise its rights under this Section 9.06 with respect to any Lender, it shall exercise in a substantially identical manner such rights as to all similarly affected Lenders.

            Section 9.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

            (a) EACH CREDIT DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A CREDIT DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98--INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE "ISP RULES")) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. TO THE EXTENT THAT

THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE CREDIT DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND THE ISSUER ENTERING INTO THE CREDIT DOCUMENTS.

            (c) THE COMPANY HEREBY IRREVOCABLY DESIGNATES UNITED STATES CORPORATION COMPANY AS ITS DESIGNEE, APPOINTEE AND LOCAL AGENT TO RECEIVE, FOR AND ON BEHALF OF THE COMPANY, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH LOCAL AGENT WILL BE PROMPTLY FORWARDED BY SUCH LOCAL AGENT AND BY THE SERVER OF SUCH PROCESS BY MAIL TO THE COMPANY AT ITS ADDRESS SET FORTH IN
SECTION 9.01, BUT THE FAILURE OF THE COMPANY TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

            (d) Nothing herein shall affect the right of the Administrative Agent, any Lender or the Company to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

            Section 9.08. INDEPENDENT NATURE OF LENDERS' RIGHTS. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights pursuant to this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

            Section 9.09. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

            Section 9.10. SURVIVAL. The obligations of the Company under Sections 3.05(b), 3.07, 9.04, 9.05 and 9.15 hereof shall survive the payment in full of the Obligations. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Credit Documents, and such other agreements and documents.

            Section 9.11. SEVERABILITY. In case any provision in or obligation under this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            Section 9.12. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

            Section 9.13. CHANGE IN ACCOUNTING PRINCIPLES, FISCAL YEAR OR TAX LAWS. If (i) any preparation of the financial statements referred to in Section
6.07 of the Credit Agreement (as incorporated herein) hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) (other than changes mandated by FASB 106) result in a material change in the method of calculation of financial covenants, standards or terms found in this Agreement, (ii) there is any change in the Company's Fiscal Quarter or Fiscal Year, or (iii) there is a material change in federal tax laws which materially affects any of the Consolidated Companies' ability to comply with the financial covenants, standards or terms found in this Agreement or any such event referred to in clause (i) through (iii) above no longer makes such financial covenants, standards or terms comparable to those existing on the Effective Date, the Company and the Required Lenders agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Consolidated Companies' financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

            Section 9.14. HEADINGS DESCRIPTIVE; ENTIRE AGREEMENT. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Credit Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

            Section 9.15. CONFIDENTIALITY.

            (a) The parties hereto expressly agree that the Administrative Agent and each Lender (and each of their respective employees, representatives or other agents) may disclose to all persons, without limitation of any kind, the United States federal income "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) and all materials of any kind (including, without limitation, opinions or other tax analyses) of the transaction contemplated hereby (if any) that are provided to the Company or which the Company provides to the Administrative Agent and the Lenders (or their respective representatives) relating to such tax treatment and tax structure, except that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this Section 9.15(a) shall only apply to such portions of the document or similar item that relate to the United States federal income tax treatment or tax structure of the transaction.

            (b) Neither the Administrative Agent, the Issuer or any Lender shall disclose any Confidential Information to any other Person without the prior written consent of the Company, other than (i) to the Administrative Agent's, the Issuer's or such Lender's Affiliates and their officers, directors, employees, agents, counsel and other advisors, (ii) as required by any law, rule or regulation or judicial process, (iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or (iv) subject to an agreement containing provisions similar to those of this clause (b), to any Eligible Assignee of or participant in, or to any prospective Eligible Assignee of or participant in, any of the rights or obligations of the Administrative Agent, the Issuer or any Lender under this Agreement. Any Person required to maintain the confidentiality of Confidential Information as provided in this clause
      (b) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The obligations of the Administrative Agent, the Issuer and each Lender under this clause (b) shall not extend beyond the date which is one (1) year after the date of payment in full of all Obligations.

                   [REMAINDER OF PAGE INTENTIONAL LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                               INTERMET CORPORATION

                               By:
                                  --------------------------------------
                                  Title:

                               THE BANK OF NOVA SCOTIA,
                                  as the Administrative Agent, Issuer and Lender

                               By:
                                  --------------------------------------
                                  Title:

                                   SCHEDULE 1

                                   Commitments

LENDER                                         COMMITMENT        PERCENTAGE
                                               AMOUNT

The Bank of Nova Scotia                        $35,690,411          100%

TOTAL                                          $35,690,411          100%

                                  Schedule 1.01

                                PRICING SCHEDULE

            FUNDED DEBT/
            CONSOLIDATED
            EBITDA                              BASE RATE MARGIN

            Greater than or equal to            2.750%
            4.25

            Greater than or equal to            2.500%
            3.75 and less than 4.25

            Greater than or equal to            2.250%
            3.25 and less than 3.75

            Less than 3.25                      2.000%

                                  Schedule 1.02

                           EXISTING LETTERS OF CREDIT

                                                                          EXPIRY
BENEFICIARY      ISSUING OFFICE/ REF.    CURRENT BALANCE    ISSUE DATE    DATE
-----------      --------------------    ---------------    ----------    ----

BNY Midwest      BNS, Atlanta /           35,609,411.00     21-Dec-03     05-Nov-04
Trust Company    S330/43695/00

                                  Schedule 9.01

                               NOTICE INFORMATION

If to Intermet Corporation:

Intermet Corporation
5445 Corporate Drive
Suite 200
Troy, Michigan  48098
Attn.: Michael S. Skrzypczak
Telephone:  (248) 952-2500
Facsimile:  (248) 952-2501

If to the Administrative Agent and Issuer:

The Bank of Nova Scotia
Atlanta Agency, Suite 2700
600 Peachtree Street N.E.
Atlanta, GA  30308
Contact Person:  Hilma Gabbidon
Tel: (404) 877-1558
Fax: (404) 888-8998

If to the Lenders:

The Bank of Nova Scotia
Atlanta Agency, Suite 2700
600 Peachtree Street N.E.
Atlanta, GA  30308
Contact Person:  Hilma Gabbidon
Tel: (404) 877-1558
Fax: (404) 888-8998